Spruce Biosciences Secures Up to $50 Million in Growth Capital from Avenue Capital

Initial Funding of $15 Million from the First of Four Tranches, Extending Cash Runway into 2027

Facility Will Support Advancement and Potential Launch of TA-ERT for the Treatment of MPS IIIB

South San Francisco, Calif. – January 8, 2026 – Spruce Biosciences, Inc. (Spruce) (Nasdaq: SPRB), a late-stage biopharmaceutical company focused on developing and commercializing novel therapies for neurological disorders with significant unmet medical need, today announced that, on January 7, 2026, it entered into a loan facility with Avenue Venture Opportunities Fund II, L.P., a fund of Avenue Capital Group (Avenue Capital), for up to $50 million in growth capital.

The loan facility has a 42-month term and includes an initial tranche of $15 million, which will be fully funded on or around January 9, 2026, and three additional tranches totaling up to $35 million, the funding of which is subject to the satisfaction of certain terms and conditions of the loan and security agreement, including the achievement of key regulatory and commercial milestones related to the company’s development and planned commercial launch of tralesinidase alfa enzyme replacement therapy (TA-ERT) for the treatment of Sanfillipo Syndrome Type B (MPS IIIB).

“We are pleased to partner with Avenue Capital on a strategic financing agreement with attractive terms that strengthens our financial flexibility,” said Samir Gharib, President and Chief Financial Officer of Spruce Biosciences. “At the drawdown of the initial $15 million tranche, we expect our cash and cash equivalents to fund planned operations into 2027, supporting the biologics license application (BLA) filing of TA-ERT for the treatment of MPS IIIB, while also accelerating pre-launch commercial activities.”

“We believe Spruce is well-positioned to advance and potentially launch TA-ERT as the first disease-modifying therapy to treat MPS IIIB, and we’re proud to be partnering with this outstanding team to advance that mission,” said Chad Norman, Senior Portfolio Manager at Avenue Capital. “With no FDA-approved treatments currently available to treat MPS IIIB, TA-ERT has the potential to be a groundbreaking advancement for patients and families impacted by this devastating disease.”

Armentum Partners acted as the company's exclusive financial advisor on this transaction.

Financial Update

Spruce also reported cash and cash equivalents were approximately $48.9 million as of December 31, 2025.

This estimate of the company’s cash and cash equivalents as of December 31, 2025 is preliminary, has not been audited and is subject to change upon completion of the company’s financial statement closing procedures. Additional information and disclosure would be required for a more complete understanding of the company’s financial position and results of operations as of December 31, 2025. The information presented herein should not be considered a substitute for the financial information the company files with the SEC in its annual report on Form 10-K for the year ended December 31, 2025. The company has no intention or obligation to update preliminary estimates of its cash and cash equivalents set forth above.

About Avenue Venture Opportunities

The Avenue Venture Debt Funds seek to provide creative financing solutions to high-growth, venture capital-backed technology and life science companies, focusing generally on companies within the underserved segment of the market created by the widening financing gap between commercial banks and larger debt funds. The Avenue Venture Debt funds are part of the larger group of funds of Avenue Capital Group. For additional information on Avenue Capital Group, which is a global investment firm with assets under management of more than $10 billion, visit www.avenuecapital.com.

About Spruce Biosciences

Spruce Biosciences is a late-stage biopharmaceutical company focused on developing and commercializing novel therapies for neurological disorders with significant unmet medical need. To learn more, visit www.sprucebio.com and follow us on X, LinkedIn, Facebook and YouTube.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding, among other things, the timing and likelihood of regulatory filings and approvals for TA-ERT, including the anticipated biologics license application submission of TA-ERT for MPS IIIB, TA-ERT’s potential to be the first disease-modifying therapy to treat MPS IIIB and to be a ground breaking advancement for patients and families impacted by MPS IIIB, and Spruce’s cash runway and financial position. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “anticipate,” “believe”, “will”, “potential”, “intend,” “expect” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Spruce’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks and uncertainties associated with Spruce’s business in general, the impact of geopolitical and macroeconomic events, and the other risks described in Spruce’s filings with the U.S. Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. Spruce undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Contacts

Media

Carolyn Hawley
Inizio Evoke Comms
Carolyn.Hawley@inizioevoke.com

media@sprucebio.com

Investors

Samir Gharib
President and CFO

Spruce Biosciences, Inc.

investors@sprucebio.com